Exhibit 10.25

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SAB ADVISOR AGREEMENT

This SAB ADVISOR AGREEMENT (“Agreement”), made this January 16, 2024 (the “Effective Date”), is entered into by Karuna Therapeutics, Inc., a Delaware corporation (the “Company”), and Steven Paul, M.D. (“Advisor”).

INTRODUCTION

The Company desires to retain the services of the Advisor as a member of the Company’s Scientific Advisory Board (the “Scientific Advisory Board”) and as a consultant to the Company, and the Advisor desires to serve as a member of its Scientific Advisory Board and as a consultant to the Company. For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Services.

(a) Advisor agrees to serve on the Scientific Advisory Board and attend meetings of the Scientific Advisory Board. The Company anticipates that the Scientific Advisory Board will meet approximately two (2) times each year, at times and locations to be determined by the Company in consultation with Scientific Advisory Board members.

(b) Advisor agrees to provide such consulting, advisory and related services for the Company as and when reasonably requested by the senior executives or the Board of Directors of the Company.

(c) Scheduling of meetings of the Scientific Advisory Board and delivery of consulting, advisory or related services hereunder shall take into account Advisor’s other professional, business and personal activities. Advisor shall not be required to devote more than an aggregate of four (4) days per year to the attendance at and participation in meetings of the Scientific Advisory Board and shall not be required to devote more than an aggregate of five (5) hours per month to the performance of consulting, advisory or related services hereunder in addition to Advisor’s attendance at meetings of the Scientific Advisory Board.

(d) Advisor will comply with all policies, rules and regulations adopted by the Company that are made known to the Advisor.

2. Term.

(a) This Agreement shall commence on the Effective Date and shall continue until the three (3) year anniversary of the Effective Date, unless extended by mutual written

REV. 11/2011

consent of the Company and the Advisor or sooner terminated as provided below (the “Consultation Period”).

(b) The Company or the Advisor may, with or without cause, terminate the Agreement at any time, effective upon ten (10) days prior written notice.

(c) The provisions of Sections 4, 5, 6 and 8 of this Agreement shall survive the expiration or termination of this Agreement but all obligations under all other provisions of this Agreement shall become null and void upon any such expiration or termination.

3. Compensation.

(a)
The Advisor shall be entitled to an hourly fee of $500 per hour (the “Hourly Fee”) that the Advisor spends attending meetings of the Scientific Advisory Board and providing requested consulting services hereunder up to a maximum daily amount (“the Maximum Daily Fee”) of $5,000 per day. The Advisor shall provide to the Company an invoice (together with a brief description of the time spent and the services provided) requesting such payment.
(b)
The Company shall reimburse the Advisor for all reasonable and necessary expenses incurred or paid by the Advisor in connection with, or related to, attendance at Scientific Advisory Board meetings or the performance of consulting services hereunder, provided such expenses are approved in advance by the Company. Advisor shall not be entitled to any benefits, coverages, or privileges, under any benefit or employee plan maintained by the Company.

4. Confidentiality.

(a) Advisor acknowledges that Advisor’s relationship with the Company is one of high trust and confidence and that in the course of Advisor’s service to the Company Advisor will have access to and contact with confidential and proprietary information of the Company and third parties who have provided such information to the Company in confidence (“Proprietary Information”). Advisor agrees that Advisor will not, during the Consultation Period or at any time thereafter, disclose to others, or use for Advisor’s benefit or the benefit of others, any Proprietary Information or Inventions (as defined below).

(b) Upon termination of this Agreement or at any other time upon request by the Company, the Advisor shall promptly deliver to the Company all documents and materials embodying Proprietary Information.

(c) Advisor represents that Advisor’s retention and service on the Scientific Advisory Board and performance of the other terms of this Agreement does not, and will not, breach any agreement to which the Advisor is a party or any policy by which the Advisor is bound. Advisor shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

5. Inventions.

(a)
All inventions, discoveries, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) related to the business of the Company, which are made, conceived, written, designed or developed by the Advisor, solely or jointly with others, as a direct result of the performance of services hereunder (the “Inventions”) shall be the sole property of the Company. Advisor agrees to assign and hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere, and appoints any officer of the Company as Advisor’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Advisor hereby waives all claims to moral rights in all Inventions. Upon the request of the Company and at the Company’s expense, the Advisor shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

(b)
Advisor shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings or in such form as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

6. Conflict of Interest.

(a)
During the Consultation Period and for a period of one year following the expiration or termination of the Consultation Period, other than in accordance with the existing obligations listed in Schedule A, the Advisor shall not, directly or indirectly, without the prior written consent of the Company:

(i) except as disclosed in writing to the Company prior to the date hereof, found, co-found, create or be a member of the scientific advisory board of, or provide consulting services to, any company involved in the research, design, development, synthesis, commercialization, production and/or marketing of muscarinic receptors, and any applications of any of the foregoing;

(ii) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with the Company; or

(iii) divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers, corporate partners or licensors of the Company, or prospective clients, customers, corporate partners or licensors which were contacted, solicited or served by the Company during the Consultation Period.

(b) Notwithstanding Section 6(a), during the Consultation Period and for a period of one year following the expiration or termination of the Consultation Period, the Advisor’s being a member of the faculty or staff of any university, hospital or other educational or non-profit research institution, and the performance by the Advisor of services, including research, in such capacity, shall not be deemed a breach of Section 6(a) if the Advisor does not during such period engage in any commercial research or project that would otherwise would be prohibited by Section 6(a).

(c) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7. Independent Contractor Status.

(a) Advisor shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company.

(b) Advisor is responsible for all taxes (federal, state and local) due with respect to the compensation paid or payable pursuant to this Agreement and shall indemnify and hold the Company and its officers and directors harmless from and against all such liabilities.

(c) Advisor is not authorized to create any liability, obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

8. Miscellaneous.

(a) All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Advisor:

Steven Paul, M.D.

[***]

If to the Company:

Karuna Therapeutics, Inc.

99 High Street, Floor 26

Boston, MA 02110

e-mail: Contracts@karunatx.com

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iii) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

(b) This agreement: (i) may be executed in any number of counterparts, each of which, when executed by both parties to this agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument; (ii) shall be governed by and construed under the laws of the Commonwealth of Massachusetts applicable to contracts made, accepted, and performed wholly within the Commonwealth of Massachusetts, without application of principles of conflicts of law; (iii) may be amended, modified, or terminated, and any right under this agreement may be waived in whole or in part, only by a writing executed by both the Company and the Advisor; (iv) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this agreement; (v) shall bind and inure to the benefit of the parties and their respective legal representatives, permitted successors and permitted assigns; and (vi) is not intended to inure to the benefit of any third-party beneficiaries.

(c) Advisor acknowledges and agrees that the agreements and restrictions contained in Sections 4, 5 and 6 are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose. Advisor acknowledges and agrees that any breach of the provisions of Sections 4, 5 and 6 may cause the Company substantial and irreparable damage for which the Company cannot be adequately compensated by monetary damages alone, and, therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief without the necessity of proving actual damages.

(d) The Company may freely assign its rights and obligations hereunder without the consent of the Advisor. The Advisor shall not assign its rights or obligations hereunder without the prior written consent of the Company.

(e) Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor any waiver of the same provision in another instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach.

(f) This Agreement constitutes the entire agreement of the parties with respect to its subject matter, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the parties in such respect.

[Remainder of Page Intentionally Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

KARUNA THERAPEUTICS, INC.

By: /s/ William Meury

Name: William Meury

Title: President and Chief Executive Officer

ADVISOR

/s/ Steven Paul, M.D.

Steven Paul, M.D.